    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                             THE BISYS GROUP, INC.

             (Exact name of registrant as specified in its charter)

                         DELAWARE                                                    13-3532663
              (State or other jurisdiction of                                     (I.R.S. Employer
              incorporation or organization)                                     Identification No.)

                            ------------------------

                 150 CLOVE ROAD, LITTLE FALLS, NEW JERSEY 07424
                                 (973) 812-8600
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               ROBERT J. MCMULLAN
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                             THE BISYS GROUP, INC.
                                 150 CLOVE ROAD
                         LITTLE FALLS, NEW JERSEY 07424
                                 (973) 812-8600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

          KEVIN J. DELL, ESQ.                    STEWART E. LAVEY, ESQ.
    VICE PRESIDENT, GENERAL COUNSEL              SHANLEY & FISHER, P.C.
             AND SECRETARY                         131 MADISON AVENUE
         THE BISYS GROUP, INC.                MORRISTOWN, NEW JERSEY 07962
            150 CLOVE ROAD                           (973) 285-1000
    LITTLE FALLS, NEW JERSEY 07424
            (973) 812-8600

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                                                    COVER CONTINUED ON NEXT PAGE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED           BE REGISTERED(1)      PER SHARE(2)     OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $0.02 par value (including
  Common Stock purchase rights)(3).........   1,056,671 shares        $31.688           $33,483,791           $10,147

(1) This Registration Statement shall also cover any additional shares of Common Stock that become issuable in connection with the shares registered hereby by reasons of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Company's outstanding shares of Common Stock.

(2) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based upon a price of $31.688 per share, which was the average of the high and low sale prices reported on the Nasdaq National Market on September 30, 1997.

(3) Prior to the occurrence of certain events, purchase rights for Common Stock will not be evidenced separately from the Common Stock.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED OCTOBER 3, 1997

PROSPECTUS

                             THE BISYS GROUP, INC.
                        1,056,671 SHARES OF COMMON STOCK

    This Prospectus relates to the sale of up to 1,056,671 shares (the "Shares") of the common stock, $.02 par value ("Common Stock"), of The BISYS Group, Inc. ("BISYS" or the "Company") offered hereby for the accounts of the selling stockholders set forth herein (the "Selling Stockholders"). The Selling Stockholders acquired the Shares in connection with the Company's acquisition of: (i) Strategic Solutions Group, Inc. ("SSG") by merger (the "SSG Merger"),
(ii) Charter Systems, Inc. ("Charter") by merger (the "Charter Merger"), (iii) Dascit/White & Winston, Inc., Group Plan Administrators, Inc. and Krauss & Trapani Co., Ltd. (the foregoing affiliated companies are hereinafter referred to as "Dascit") by merger (the "Dascit Merger"), and (iv) Benefit Services, Inc. ("Benefit") by merger (the "Benefit Merger"). See "Selling Stockholders". The Company is registering the Shares at its expense (other than any selling commissions) pursuant to certain registration rights granted by the Company to the Selling Stockholders. See "Selling Stockholders".

    SEE "RISK FACTORS", BEGINNING ON PAGE 6 OF THIS PROSPECTUS, FOR INFORMATION WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
             THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                     REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

    The Selling Stockholders may sell the Shares from time to time to or through underwriters or broker-dealers in open market transactions on the Nasdaq National Market or in privately negotiated transactions at market prices prevailing at the time of sale or at negotiated prices. Whether or not any such sale will be made and the timing and amount of any such sale are within the sole discretion of the Selling Stockholders. See "Plan of Distribution". The Company will not receive any of the proceeds from the sale of the Shares. See "Use of Proceeds". The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    Certain persons who sell Shares covered by this Prospectus, and any broker or dealer to or through whom any such person sells Shares, may be deemed to be underwriters within the meaning of the Securities Act with respect to the sale of such Shares.

    Common Stock is quoted on the Nasdaq National Market under the symbol "BSYS". The last per share sale price of Common Stock as reported on the Nasdaq National Market on September 30, 1997 was $32 1/8.

               The date of this Prospectus is            , 1997.

    NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Available Information......................................................................................           3
Documents Incorporated By Reference........................................................................           4
The Company................................................................................................           5
Risk Factors...............................................................................................           6
Use of Proceeds............................................................................................           8
Price Range of Common Stock................................................................................           8
Selling Stockholders.......................................................................................           9
Plan of Distribution.......................................................................................          12
Legal Matters..............................................................................................          12
Experts....................................................................................................          12

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials are also available through the Commission's web site located at HTTP://www.sec.gov. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

    This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act with respect to the Shares offered and sold hereby. As permitted by the rules and regulations of the Commission, the Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Shares offered hereby. Statements herein contained concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

    (i) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997; and

    (ii) The description of Common Stock and purchase rights for shares of Common Stock associated with Common Stock set forth in the Company's registration statements on Form 8-A filed with the Commission pursuant to
Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such descriptions.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the completion of the offering being made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to The BISYS Group, Inc., 150 Clove Road, Little Falls, New Jersey 07424, Attention: Secretary, (telephone 973-812-8600).

                                  THE COMPANY

    The BISYS Group, Inc. and its wholly-owned subsidiaries ("BISYS" or the "Company") provide outsourcing solutions to and through more than 6,000 financial organizations and corporate clients. BISYS believes that it provides one of the financial service industry's most technologically advanced family of image and financial information outsourcing solutions and pricing analysis for account, item and loan application processing, competitive product pricing research and marketing services, and growth-enabling loan-by-phone and internet solutions. BISYS provides network planning, design and implementation along with round-the-clock network monitoring for multi-vendor local and wide area network environments. BISYS is an industry leader in the design, administration and distribution of proprietary mutual funds. BISYS also provides 401(k) administration services to some of the nation's leading bank and investment management companies. BISYS also provides outsourcing services for the distribution of insurance products and services.

    BISYS seeks to be the single source of all relevant outsourcing solutions for its clients in order to improve their performance, profitability and competitive position. BISYS endeavors to expand the scope of its services through focused account management, emphasizing services with recurring revenues and long-term contracts. It increases its business base principally through (i) direct sales to new clients, (ii) sales of additional products to existing clients, and (iii) acquisitions of businesses that provide complementary outsourcing solutions to financial organizations.

    BISYS was organized in August 1989 to acquire certain banking and thrift data processing operations of Automatic Data Processing, Inc. ("ADP"). BISYS' traditional business was established in 1966 by United Data Processing, Inc., the predecessor of the banking and thrift data processing operations of ADP. Accordingly, together with its predecessors, BISYS has been providing outsourcing solutions to financial organizations for more than 30 years.

    The BISYS Group, Inc. is incorporated under the laws of the State of Delaware and has its principal executive offices at 150 Clove Road, Little Falls, New Jersey 07424 (telephone (973) 812-8600). Unless the context otherwise requires, the term the "Company" refers to The BISYS Group, Inc. and its consolidated subsidiaries.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING INVESTMENT CONSIDERATIONS TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS REGARDING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

THE GLASS-STEAGALL ACT

    The Glass-Steagall Act, among other things, prohibits banks from engaging in the underwriting, public sale or principal distribution of and dealing in securities. Bank holding companies (either directly or through their bank or non-bank subsidiaries), however, are generally permitted to purchase and sell securities, as agent, upon the order and for the account of their customers. Federal bank regulatory agencies, including the Office of the Comptroller of the Currency, have, by regulatory interpretations, allowed banks to provide a wide variety of services to mutual funds, including investment advisory, administrative, stockholder servicing, custodial and transfer agency services. If current restrictions under the Glass-Steagall Act were further relaxed and banks were authorized to organize, sponsor and distribute shares of an investment company, it is possible that the bank clients of BISYS Fund Services would consider the possibility of performing some or all of the services currently provided by the Company. Should such an event occur, it could have a material adverse impact on the Company's business and results of operations.

REGULATION

    Certain aspects of the Company's businesses are affected by federal and state regulation which, depending on the nature of any noncompliance, may result in the suspension or revocation of licenses or registrations, including broker/dealer licenses and registrations, as well as the imposition of civil fines and criminal penalties.

    Certain of the Company's subsidiaries are registered as broker-dealers with the Commission. Much of the federal regulation of broker-dealers has been delegated to self-regulatory organizations, principally the National Association of Securities Dealers, Inc. and the national securities exchanges. Broker-dealers are subject to regulation which covers all aspects of the securities business, including sales methods, trading practices, use and safekeeping of customers' funds and securities, capital structure, recordkeeping and the conduct of directors, officers and employees. Additional legislation, changes in rules and regulations promulgated by the Commission, the Municipal Securities Rulemaking Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the self-regulatory organizations and changes in the interpretation or enforcement of existing laws, rules and regulations may directly affect the mode of operation and profitability of broker-dealers.

    Banks and other depository institutions doing business with the Company are subject to extensive regulation at the federal and state levels under laws, regulations and other requirements specifically applicable to regulated financial institutions, and are subject to extensive examination and oversight by federal and state regulatory agencies. As a result, the activities of the Company's client banks and financial institutions are subject to comprehensive regulation and examination, including those activities specifically relating to the sale by or through them of mutual funds and other investment products. Changes in laws, rules and regulations affecting the Company's client banks and financial institutions and the examination of their activities by applicable regulatory agencies could adversely affect the Company's results of operations.

SENSITIVITY TO CHANGES IN MARKET CONDITIONS

    A significant portion of the Company's earnings generated through BISYS Fund Services are from fees based on the average daily market value of the assets administered by the Company for its clients. A sharp rise in interest rates or a sudden decline in the stock market could influence an investor's decision whether to invest or maintain an investment in a mutual fund. As a result, fluctuations may occur in assets which the Company has under administration due to changes in interest rates and other investment considerations. A significant investor trend seeking alternatives to mutual fund investments could have a negative impact on the Company's revenues by reducing the assets it administers through BISYS Fund Services. From time to time, the Company and its bank clients waive, for competitive reasons, certain fees normally charged to mutual funds to which it provides services. While the Company has various programs in place, the objective of which is to insulate itself from disadvantageous interest rate and stock market movements, no assurances can be made that these efforts will be successful.

CONSOLIDATION IN BANKING AND FINANCIAL SERVICES INDUSTRY

    There has been and continues to be merger, acquisition and consolidation activity in the banking and financial services industry. Mergers or consolidations of banks and financial institutions in the future could reduce the number of the Company's clients or potential clients. A smaller market for the Company's services could have a material adverse impact on the Company's businesses and results of operations. Also, it is possible that larger banks or financial institutions resulting from mergers or consolidations would consider the possibility of performing some or all of the services which the Company currently provides or could provide. Should such event occur, it could have a material adverse impact on the Company's businesses and results of operations.

ACQUISITION STRATEGY

    The Company has made several acquisitions since it was formed and may make additional acquisitions. However, no assurance can be given that the Company will make additional acquisitions in the future or that such acquisitions will be successful. The Company may incur substantial debt and non-cash amortization expenses in making acquisitions. The issuance of Common Stock in connection with future acquisitions or otherwise to satisfy future capital needs may result in dilution to stockholders of the Company.

NO ANTICIPATED STOCKHOLDER DISTRIBUTIONS

    The Company has not paid dividends to stockholders since its inception and does not anticipate paying cash dividends in the foreseeable future.

POSSIBLE VOLATILITY OF STOCK PRICES

    The market price of Common Stock is subject to fluctuation due to general market conditions and conditions specific to the Company, and the industries in which it conducts business, including, among other things, technological advances, competitive conditions, losses of contracts with clients and the size of the Company's public float. Common Stock is traded on the Nasdaq National Market. During the Company's 1997 fiscal year, the market price has ranged from a low of $27 7/8 per share to a high of $43 3/8 per share. See "Price Range of Common Stock".

COMPETITION

    The industry in which the Company operates is highly competitive. The Company often competes with well-established corporations, some of which have financial, technical and operating resources greater than those of the Company.

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent upon many management personnel, some of whom are not parties to employment agreements. The loss or unavailability of certain of these individuals could have a material adverse effect on the Company's business prospects. The Company's success will also depend on its ability to attract and retain highly skilled personnel in all areas of its business. No assurance can be given that the Company will be able to attract and retain personnel on acceptable terms in the future.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares. All of the proceeds from the sale of the Shares will be paid directly to the Selling Stockholders.

                          PRICE RANGE OF COMMON STOCK

    Common Stock is traded on the Nasdaq National Market under the symbol "BSYS". The following table sets forth the range of high and low sales prices of Common Stock for the fiscal quarters ended on the date indicated.

    Quarter Ended:

FISCAL YEAR 1998                                                                                              HIGH
----------------------------------------------------------------------------------------------------         -----
September 30, 1997..................................................................................         42


FISCAL YEAR 1997
----------------------------------------------------------------------------------------------------
September 30, 1996..................................................................................         41  1/2
December 31, 1996...................................................................................         43  3/8
March 31, 1997......................................................................................         37  1/4
June 30, 1997.......................................................................................         42  1/8

FISCAL YEAR 1996
----------------------------------------------------------------------------------------------------
September 30, 1995..................................................................................         29
December 31, 1995...................................................................................         31  1/8
March 31, 1996......................................................................................         33  1/2
June 30, 1996.......................................................................................         38  3/4

FISCAL YEAR 1998                                                                                              LOW
----------------------------------------------------------------------------------------------------         -----
September 30, 1997..................................................................................         30  3/8
FISCAL YEAR 1997
----------------------------------------------------------------------------------------------------
September 30, 1996..................................................................................         29
December 31, 1996...................................................................................         34  3/4
March 31, 1997......................................................................................         27  7/8
June 30, 1997.......................................................................................         28  1/4
FISCAL YEAR 1996
----------------------------------------------------------------------------------------------------
September 30, 1995..................................................................................         21  3/4
December 31, 1995...................................................................................         24  3/4
March 31, 1996......................................................................................         27  1/4
June 30, 1996.......................................................................................         32

    On September 30, 1997, the last per share sale price of a share of Common Stock on the Nasdaq National Market was $32 1/8.

                              SELLING STOCKHOLDERS

    All of the Shares offered hereby are to be sold for the accounts of the Selling Stockholders set forth herein. The 1,056,671 Shares offered hereby are being registered pursuant to registration rights granted by the Company to former stockholders of SSG, Charter, Dascit and Benefit, in connection with the SSG Merger, Charter Merger, Dascit Merger and Benefit Merger, respectively (collectively, the "Mergers").

    All of the Selling Stockholders are former stockholders of either SSG, Charter, Dascit or Benefit. In connection with the SSG Merger, Charter Merger, Dascit Merger and Benefit Merger, each of the Selling Stockholders represented to the Company that it was acquiring its Shares without any present intention of effecting a distribution in those Shares and agreed that it would not sell or otherwise dispose of its Shares other than pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

    The Company granted certain registration rights to: (i) the Selling Stockholders who were formerly SSG stockholders under a Registration Rights Agreement dated April 22, 1996, as amended, among the Company and such stockholders, (ii) the Selling Stockholders who were formerly Charter stockholders under a Registration Rights Agreement dated August 15, 1997 among the Company and such stockholders, (iii) the Selling Stockholders who were formerly Dascit stockholders under a Registration Rights Agreement dated August 29, 1997 among the Company and such stockholders and (iv) the Selling Stockholders who were formerly Benefit stockholders under a Registration Rights Agreement dated September 16, 1997 among the Company and such stockholders, in recognition that the Selling Stockholders may wish to be able to sell some or all of their Shares when they deem it appropriate.

    The Company agreed to file at its expense a registration statement with the Commission covering the Shares held by the Selling Stockholders and to use its best efforts to keep such registration statement effective until the earlier to occur of the sale of all Shares covered by the registration statement or (i) six months after the effective date thereof in the case of former SSG stockholders,
(ii) August 15, 1999, in the case of former Charter stockholders, (iii) August 29, 1999, in the case of former Dascit stockholders and (iv) September 16, 1999 in the case of former Benefit stockholders. The Company will prepare and file at its expense such amendments and/or supplements to such registration statement as may be necessary until all of the Shares have been sold pursuant to the registration statement or until such registration obligations have terminated.

    The following table sets forth certain information, as of the date of this Prospectus, with respect to the Selling Stockholders. The Shares are to be offered by and for the respective accounts of the Selling Stockholders:

                                                                                                            COMMON STOCK
                                                                                                            BENEFICIALLY
                                                                    COMMON STOCK                               OWNED
                                                                 BENEFICIALLY OWNED    MAXIMUM AMOUNT          AFTER
                                                                 PRIOR TO OFFERING    OFFERED HEREBY(1)     OFFERING(2)
                                                                 ------------------   -----------------   ----------------
SELLING STOCKHOLDER                                                                                       AMOUNT     PERCENT
---------------------------------------------------------------                                           ------     -----
Melissa H. Barnickel...........................................         3,572                3,572             0      0
Bernard H. Barrie..............................................        60,732               60,732             0      0
Harris S. Berlack(3)...........................................       102,139              102,139             0      0
Michael Brown and John Thomas Berlack, or their successors, as
  Trustees for the Harris S. Berlack Childrens Trust...........         9,179                9,179             0      0
Keith M. Bengtson..............................................            89                   89             0      0
Seth Cohen.....................................................            29                   29             0      0
Peter C. Cowie(4)..............................................       248,407(5)           248,407             0      0
Wendy B. Cowie.................................................         8,031                8,031             0      0
Frederick H. Cowie, or his successor, as Trustee for the Cowie
  Childrens Trust..............................................         6,884                6,884             0      0

                                                                                                            COMMON STOCK
                                                                                                            BENEFICIALLY
                                                                    COMMON STOCK                               OWNED
                                                                 BENEFICIALLY OWNED    MAXIMUM AMOUNT          AFTER
                                                                 PRIOR TO OFFERING    OFFERED HEREBY(1)     OFFERING(2)
                                                                 ------------------   -----------------   ----------------
SELLING STOCKHOLDER                                                                                       AMOUNT     PERCENT
---------------------------------------------------------------                                           ------     -----
Joseph J. DiTrapani(6).........................................        62,740(7)            62,740             0      0
Joseph J. DiTrapani, as custodian UTMA Todd DiTrapani..........         1,486                1,486             0      0
Matthew DiTrapani..............................................         1,486                1,486             0      0
Scott DiTrapani................................................         1,486                1,486             0      0
Gilde International Fund, B.V..................................           669                  669             0      0
Charles F. Goetz(8)............................................       167,700(9)           113,799        53,901(9)   *
Paul G. Henry(10)..............................................        37,090(11)           20,167        16,923(11)  *
Edward S. Hutman...............................................         7,144                7,144             0      0
Robert M. Jones(12)............................................       153,760(13)          112,358        41,402(13)  *
Byron S. Kopman................................................         4,590                4,322           268      *
Jeffrey D. Krauss, as Trustee for the Trust for the benefit of
  Laura Krauss(14).............................................        59,768               59,768             0      0
Laura Krauss(15)...............................................         2,972                2,972             0      0
Lea Krauss.....................................................         2,229                2,229             0      0
Michael Krauss.................................................         2,229                2,229             0      0
Lisa Lincoln...................................................           663                  663             0      0
James M. Marcella..............................................           114                  114             0      0
Curtis Seth Nichols............................................         1,203                1,203             0      0
One Liberty Fund III, L.P......................................        66,320               66,320             0      0
John Owens(16).................................................         2,309                2,309             0      0
Michael Reagan.................................................         1,106                1,106             0      0
Silicon Valley Bank............................................           796                  796             0      0
Larry Steele...................................................        11,236               11,236             0      0
Technology Leaders II L.P......................................        70,802               70,802             0      0
Technology Leaders II Offshore C.V.............................        56,243               56,243             0      0
Jean Tempel(17)................................................         9,240                9,240             0      0
Semmes Walsh...................................................         1,137                1,137             0      0
Jon Whitlock...................................................         1,276                1,276             0      0
Scott Wilson(18)...............................................         2,309                2,309             0      0

------------------------

*   Less than 1%.

 (1) Also covers any additional shares of Common Stock that become issuable in connection with the shares of Common Stock offered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Company's outstanding shares of Common Stock.

 (2) Assumes all of the Shares offered hereby are sold.

 (3) Until July 1996, Mr. Berlack was a director and officer of Charter.

 (4) Mr. Cowie is President of Charter, a wholly owned subsidiary of the Company. Prior to the Charter Merger, Mr. Cowie was Chief Executive Officer and a director of Charter.

 (5) Excludes 8,031 shares owned by Wendy B. Cowie, Mr. Cowie's wife.

 (6) Mr. DiTrapani is Senior Vice President of Dascit/White & Winston, Inc., Group Plan Administrators, Inc. and Krauss & Trapani Co., Ltd., wholly owned subsidiaries of the Company. Prior to the Dascit

     Merger, Mr. DiTrapani was President and Treasurer and a director of each of Dascit/White & Winston, Inc., Group Plan Administrators, Inc. and Krauss & Trapani Co., Ltd.

 (7) Excludes 1,486 shares beneficially owned by Mr. DiTrapani as custodian UTMA Todd DiTrapani and 2,972 shares owned by other of Mr. DiTrapani's children.

 (8) Mr. Goetz is President of BISYS Creative Solutions, Inc., a wholly owned subsidiary of the Company. Prior to the SSG Merger, Mr. Goetz was Chief Executive Officer and a director of SSG.

 (9) Includes 20,000 shares of Common Stock subject to presently exercisable stock options.

(10) Mr. Henry is a Vice President of BISYS Creative Solutions, Inc. Prior to the SSG Merger, Mr. Henry was Secretary, Treasurer and a director of SSG.

(11) Includes 5,000 shares of Common Stock subject to presently exercisable stock options.

(12) Prior to the SSG Merger, Mr. Jones was President and a director of SSG.

(13) Includes 35,000 shares of Common Stock held as trustee of the Robert and Laura Jones Charitable Trust.

(14) Prior to the Dascit Merger, Mr. Krauss was Chairman of the Board and Secretary of each of Dascit/ White & Winston, Inc., Group Plan Administrators, Inc. and Krauss & Trapani Co., Ltd.

(15) Excludes 59,768 shares beneficially owned by Jeffrey D. Krauss, Mrs. Krauss' husband, as Trustee for the Trust for the benefit of Laura Krauss and 4,458 shares owned by Mrs. Krauss' children.

(16) Prior to the Charter Merger, Mr. Owens was a director of Charter.

(17) Prior to the Charter Merger, Mr. Tempel was a director of Charter.

(18) Mr. Wilson is a Managing Director of Shields & Company, Inc., which provided financial advisory services to Charter in connection with the Charter Merger.

                              PLAN OF DISTRIBUTION

    The Shares offered hereby may be sold from time to time by the Selling Stockholders, or by their respective donees and pledgees, for their respective accounts on the Nasdaq National Market or in negotiated transactions at market prices prevailing at the time of sale or at negotiated prices.

    Such transactions may be effected by the sale of Shares directly to purchasers, to or through underwriters or broker-dealers acting as agents for the Selling Stockholders or to underwriters or broker-dealers who may purchase Shares as principals and thereafter sell the Shares from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Some or all of the Shares offered hereby may from time to time alternatively be sold pursuant to Rule 144 under the Securities Act provided the requirements of such rules, including, without limitation, the holding period and the manner of sale requirements, are met. Selling Stockholders may pledge Shares as collateral for margin accounts and such Shares could be resold pursuant to the terms of such accounts. The Selling Stockholders will pay or assume brokerage and selling commissions or other charges and expenses incurred in connection with the sale of Shares.

    Each Selling Stockholder who was formerly a Charter stockholder, Dascit stockholder or Benefit stockholder has agreed in connection with the receipt of Common Stock in the Charter Merger, Dascit Merger or Benefit Merger, respectively, that such Selling Stockholder will not sell or otherwise reduce its risk relative to any shares of Common Stock received by such Selling Stockholder in connection with such merger, except for de minimus transactions, until the Company has published financial results covering a fiscal quarter that includes results (including combined sales and net income) for a period of at least 30 days of post-Charter Merger, Dascit Merger or Benefit Merger operations, respectively. Such restricted period with respect to former Charter and Dascit stockholders will terminate upon the publication by the Company of its financial results for the fiscal quarter ended September 30, 1997. Such restricted period with respect to former Benefit stockholders will terminate upon the publication by the Company of its financial results for the fiscal quarter ending December 31, 1997.

    The Selling Stockholders and any broker-dealers acting in connection with such sales may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any discount, commission or concession received by them and any profit on the resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

                                 LEGAL MATTERS

    The validity of the Shares offered hereby will be passed upon for the Company by Shanley & Fisher, P.C., Morristown, New Jersey.

                                    EXPERTS

    The consolidated balance sheets as of June 30, 1997 and 1996 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fee-Securities and Exchange Commission................................  $  10,147
Accounting Fee and Expenses........................................................      7,500
Legal Fees and Expenses............................................................     10,000
Miscellaneous Expenses.............................................................      2,000
                                                                                     ---------
    TOTAL..........................................................................  $  29,647
                                                                                     ---------
                                                                                     ---------

    All of the foregoing estimated expenses are being borne by The BISYS Group, Inc. (the "Registrant").

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant is organized under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may similarly indemnify such person in the case of actions or suits brought by or in the right of the corporation, except (unless otherwise ordered by the court) that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation.

    A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the aforesaid standard of conduct. Such determination shall be made (1) by a majority vote of the directors who were not parties to the action, suit, or proceeding, whether or not a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits, or otherwise, in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. The statute also provides that it is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrants' By-Laws provide for the indemnification of its directors and officers to the fullest extent permitted by law.

    Section 102(b)(7) of the Delaware General Corporation Law allows a Delaware corporation to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision excludes any limitation on liability
(1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law,

(3) for intentional or negligent payment of unlawful dividends or stock purchases or redemptions or (4) for any transaction from which the director derived an improper benefit. Moreover, while this provision provides directors with protection against awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, this provision will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. Finally, this provision applies to an officer of a corporation only if he or she is a director of such corporation and is acting in his or her capacity as director, and does not apply to officers of the corporation who are not directors.

    The Registrant's Certificate of Incorporation provides for the limitation on liability permitted by Section 102(b)(7). The Registrant maintains directors and officers' liability insurance.

ITEM 16. EXHIBITS

    (a) Exhibits

    The following exhibits are filed as part of this Registration Statement:

      4.1  Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-8
           Registration No. 333-02932).

      4.2  Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit
           3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30,
           1997).

      4.3  Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the
           Registrant's Registration Statement No. 33-45417).

      4.4  Registration Rights Agreement dated April 22, 1996 among the Registrant and the several persons named on Schedule I thereto (incorporated by reference to Exhibit No.
           10.21 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June
           30, 1996).

      4.5  Amendment No. 1 dated October 15, 1996 to Registration Rights Agreement dated April
           22, 1996 among the Registrant and the several persons named therein (incorporated by reference to Exhibit No. 4.5 to the Registrant's Registration Statement on Form S-3,
           Registration No. 333-16813).

     4.6*  Registration Rights Agreement dated as of August 15, 1997 among the Registrant and the several persons named on Schedule I thereto.

     4.7*  Registration Rights Agreement dated as of August 29, 1997 among the Registrant and the several persons named on Schedule I thereto.

     4.8*  Registration Rights Agreement dated as of September 16, 1997 among the Registrant and the several persons named on Schedule I thereto.

     5.1*  Opinion of Shanley & Fisher, P.C.

    23.1*  Consent of Coopers & Lybrand L.L.P.

    23.2*  Consent of Shanley & Fisher, P.C. (included in Exhibit 5.1)

    24.1*  Powers of Attorney

     99.1  Agreement and Plan of Merger dated April 22, 1996 among the Registrant, BISYS
           Acquisition Corp., Strategic Solutions Group, Inc. and the stockholders of Strategic
           Solutions Group, Inc. (incorporated by reference to Exhibit No. 10.20 to the
           Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1996).

    99.2*  Agreement and Plan of Merger dated as of August 5, 1997 among the Registrant, BICHART
           Acquisition Corp., Charter Systems, Inc. and the stockholders of Charter Systems, Inc.

    99.3*  Agreement and Plan of Merger dated as of August 29, 1997 among the Registrant, BI-DWW,
           Inc., Dascit/White & Winston, Inc. and the stockholders of Dascit/White & Winston,
           Inc.

    99.4*  Agreement and Plan of Merger dated as of August 29, 1997 among the Registrant, BI-GPA,
           Inc., Group Plan Administrators, Inc. and the stockholders of Group Plan
           Administrators, Inc.

    99.5*  Agreement and Plan of Merger dated as of August 29, 1997 among the Registrant, BI-KT,
           Inc., Krauss & Trapani Co., Ltd. and the stockholders of Krauss & Trapani Co., Ltd.

    99.6*  Agreement and Plan of Merger dated as of September 16, 1997 among the Registrant,
           BI-BSI Acquisition Corp., Benefit Services, Inc. and the stockholders of Benefit
           Services, Inc.

------------------------

*   Filed herewith

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Little Falls, State of New Jersey, on October 3, 1997.

                                THE BISYS GROUP, INC.

                                BY:              /S/ KEVIN J. DELL
                                     -----------------------------------------
                                                   Kevin J. Dell,
                                        VICE PRESIDENT, GENERAL COUNSEL AND
                                                     SECRETARY

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman of the Board,
        LYNN J. MANGUM            Chief Executive Officer
------------------------------    and Director (Principal
        Lynn J. Mangum            Executive Officer)
                                Executive Vice President
                                  and Chief Robert J.
      ROBERT J. MCMULLAN          McMullan Financial
------------------------------    Officer (Principal
      Robert J. Mcmullan          Accounting and Principal
                                  Financial Officer)
              *                 President, Chief Operating
------------------------------    Officer and Director
        Paul H. Bourke
              *                 Director
------------------------------
       Robert J. Casale
              *                 Director
------------------------------
       Thomas A. Cooper
              *                 Director
------------------------------
       Jay W. Dedapper
              *                 Director
------------------------------
        John J. Lyons
              *                 Director
------------------------------
     Thomas E. McInerney
              *                 Director
------------------------------
       Neil P. Marcous

*Lynn J. Mangum hereby signs this Registration Statement on Form S-3 on behalf of each of the indicated persons for whom he is attorney-in-fact on October 3, 1997 pursuant to a power of attorney filed herewith.

                     LYNN J. MANGUM
       -----------------------------------------
                     Lynn J. Mangum
  By:               Attorney-in-fact

Dated: October 3, 1997

                               INDEX TO EXHIBITS

EXHIBIT NO.                                                    DESCRIPTION
-----------------  ---------------------------------------------------------------------------------------------------

          4.6      Registration Rights Agreement dated as of August 15, 1997 among the Registrant and the several persons named in Schedule I thereto.

          4.7      Registration Rights Agreement dated as of August 29, 1997 among the Registrant and the several persons named in Schedule I thereto.

          4.8      Registration Rights Agreement dated as of September 16, 1997 among the Registrant and the several persons named in Schedule I thereto.

          5.1      Opinion of Shanley & Fisher, P.C.

         23.1      Consent of Coopers & Lybrand L.L.P.

         23.2      Consent of Shanley & Fisher, P.C. (included in Exhibit 5.1)

         24.1      Powers of Attorney

         99.2      Agreement and Plan of Merger dated as of August 5, 1997 among the Registrant, BICHART Acquisition
                   Corp., Charter Systems, Inc. and the stockholders of Charter Systems, Inc.

         99.3      Agreement and Plan of Merger dated as of August 29, 1997 among the Registrant, BI-DWW, Inc.,
                   Dascit/White & Winston, Inc. and the stockholders of Dascit/White & Winston, Inc.

         99.4      Agreement and Plan of Merger dated as of August 29, 1997 among the Registrant, BI-GPA, Inc., Group
                   Plan Administrators, Inc. and the stockholders of Group Plan Administrators, Inc.

         99.5      Agreement and Plan of Merger dated as of August 29, 1997 among the Registrant, BI-KT, Inc., Krauss
                   & Trapani Co., Ltd. and the stockholders of Krauss & Trapani Co., Ltd.

         99.6      Agreement and Plan of Merger dated as of September 16, 1997 among the Registrant, BI-BSI
                   Acquisition Corp., Benefit Services, Inc. and the stockholders of Benefit Services, Inc.